Exhibit 99.1

FOR RELEASE: Thursday, July 25, 2013 at 4:15 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended June 30, 2013 was $173,000, or $0.20 per basic and $0.19 per diluted share, compared to $373,000, or $0.42 per basic and diluted share for the same period in 2012. Net income for the six months ended June 30, 2013 was $313,000, or $0.35 per basic and $0.34 diluted share, compared to $549,000 or $0.62 per basic and diluted share for the same period in 2012.  The decrease in net income for the three and six months ended June 30, 2013 was attributable in part to a one-time $331,000 gain on the sale of investment securities during the quarter ended June 30, 2012.

Robert T. Strong, President and Chief Executive Officer stated, “Recognizing that the one-time net after tax gain in the second quarter of 2012, described above, provided non-recurring income, our net income for the second quarter of 2013 is otherwise on track with the same period of one year ago, absent that transaction.  Additionally, the 2013 second quarter after tax net income of $173,000 is an improvement over the first quarter after tax net income of $140,000.”

Mr. Strong continued, “Lending opportunities available in our home market and the competitive rates they command have been a continued challenge.  We have, however, held our focus on increasing our loan balances and have year to date increased balances of net loans outstanding by over $8.1 million.  This should provide a continued positive impact through subsequent periods of the year.  Additionally, we are pleased to note the continued reduction in non-performing loans as a percent of total loans from 3.56% to 2.10% and of non-performing assets as a percent of total assets from 2.64% to 1.71% for the comparable year over year periods.  Also, our Texas ratio stood at 13.17% as of this period end.  This is the lowest rate since initiating its calculation and tracking in 2009.”

Mr. Strong added, “We are pleased to continue to see the benefits of our expanding mortgage banking business. Compared to the same quarter a year ago mortgage banking fees, including net gain on sales of loans and fee income, increased by $217,000.”

In closing, Mr. Strong commented, as always, in conjunction with our stock repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value.

Net income amounted to $173,000 for the three months ended June 30, 2013, a decrease of $200,000, or 53.6%, compared to net income of $373,000 for three months ended June 30, 2012.  The decrease in net income on a comparative quarterly basis was primarily the result of an increase in non-interest expense of $310,000 and a decrease in non-interest income of $123,000, offset by an increase in net interest income of $73,000, and decreases in the provision for loan losses of $24,000 and the provision for income taxes of $136,000.

The $73,000, or 7.0% increase in net interest income for the three months ended June 30, 2013 over the comparable period in 2012 was driven by an $84,000, or 5.7% increase in interest income, offset by an $11,000, or 2.6% increase in interest expense. The increase in interest income was primarily due to an $11.9 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $81.9 million for the three months ended June 30, 2012 to an average balance of $93.8 million for the three months ended June 30, 2013, which had the effect of increasing net interest income $200,000. Also contributing to the increase was a $7.0 million increase in average short-term investments and investment securities available for sale from $19.7 million for the three months ended June 30, 2012 to $26.7 million for the comparable period in 2013, which had the effect of increasing interest income by $30,000. Offsetting these increases was a 39 basis point decline in the yield on average loans receivable, net, including loans held for sale, from 6.72% for the three months ended June 30, 2012 to 6.33% for the three months ended June 30, 2013, which had the effect of decreasing interest income by $91,000, and a 73 basis point decline in average short-term investments and investment securities available for sale from 1.73% for the three months ended June 30, 2012 to 1.00% for the same period in 2013, which had the effect of decreasing interest income $48,000. The increase in interest expense was primarily attributable to a $16.0 million increase in average interest-bearing liabilities, which increased from an average balance of $89.8 million for the three months ended June 30, 2012 to an average balance of $105.8 million for the three months ended June 30, 2013, which had the effect of increasing interest expense $53,000. Offsetting this increase was a decrease in the cost of interest-bearing liabilities, which decreased 25 basis points from 1.89% for the three months ended June 30, 2012 to 1.64% for the three months ended June 30, 2013, which had the effect of decreasing interest expense $42,000. The average interest rate spread decreased from 3.85% for the three months ended June 30, 2012, to 3.51% for the same period in 2013 while the net interest margin decreased from 4.08% for the three months ended June 30, 2012 to 3.71% for the three months ended June 30, 2013.

The $24,000, or 30.4% decrease in the provision for loan losses for the three months ended June 30, 2013 over the three months ended June 30, 2012 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $123,000, or 23.6% decrease in non-interest income for the three months ended June 30, 2013 over the comparable period in 2012 was primarily attributable to a $331,000 decrease in the gains on sale of investment securities and a $10,000 increase in the loss on the sale of other real estate owned.  These decreases were offset by a $168,000 increase in the net gain on the sales of loans held for sale and a $49,000 increase in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries.

The $310,000, or 35.3% increase in non-interest expense for the three months ended June 30, 2013 compared to the same period in 2012 was primarily attributable to a $226,000 increase in salaries and employee benefits expense, a $42,000 increase in occupancy and equipment expense, a $38,000 increase in other expense, an $18,000 increase in other real estate owned expense, and a $16,000 increase in professional fees.  Offsetting these increases was a $28,000 decrease in FDIC deposit insurance expense primarily attributable to a refund of unused prepaid assessment credits during the quarter ended June 30, 2013.  The increase in salaries and employee benefits expense for the 2013 period compared to 2012 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations.  The increase in occupancy and equipment expense was primarily related to the move of our Delaware Valley office from 607 Lakeside Office Park, Southampton, PA to a larger facility at 501 Knowles Avenue, Southampton, PA and computer system upgrades. The increase in professional fees was primarily due to costs related to compliance and loan collections.

The $136,000, or 57.6% decrease in the provision for income taxes for the three months ended June 30, 2013 over the three month period ended June 30, 2012 was due primarily to the decrease in pre-tax income.   Our effective tax rate declined to 36.6% during the three months ended June 30, 2013 from 38.8% for the comparable period in 2012 primarily due to the utilization of a state tax credit during the 2013 period.

For the six months ended June 30, 2013, net income decreased $236,000, or 43.0% from $549,000 for the six months ended June 30, 2012 to $313,000 for the six months ended June 30, 2012.  This decrease in net income was primarily the result of an increase in non-interest expense of $615,000, offset by increases in net interest income of $148,000 and non-interest income of $25,000, and decreases in the provision for loan losses of $43,000 and the provision for income taxes of $163,000.

The $148,000, or 7.3% increase in net interest income for the six months ended June 30, 2013 over the comparable period in 2012 was driven by a $143,000, or 4.9% increase in interest income and a $5,000, or 0.6% decrease in interest expense. The increase in interest income was primarily due to a $12.6 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $80.3 million for the six months ended June 30, 2012 to an average balance of $92.9 million for the six months ended June 30, 2013, which had the effect of increasing interest income $423,000. Also contributing to the increase was a $5.2 million increase in average short-term investments and investment securities available for sale from $20.7 million for the six months ended June 30, 2012 to $25.9 million for the same period in 2013, which had the effect of increasing interest income by $43,000. Offsetting these increases was a 41 basis point decline in the yield on average loans receivable, net, including loans held for sale, from 6.68% for the six months ended June 30, 2012 to 6.27% for the six months ended June 30, 2013, which had the effect of decreasing interest income by $187,000, and a 64 basis point decline in average short-term investments and investment securities available for sale from 1.65%  for the six months ended June 30, 2012 to 1.01% for same period in 2013, which had the effect of decreasing interest income $84,000.  Also contributing to offsetting the increases in interest income was the $2.2 million decrease in average mortgage-backed securities held to maturity which had the effect of decreasing interest income $53,000. The decrease in average mortgage-backed securities held to maturity was due to the sale of mortgage-backed securities in the second quarter of 2012 after their transfer to the available for sale category at the end of the first quarter of 2012.  The average interest rate spread decreased from 3.68% for the six months ended June 30, 2012, to 3.46% for the same period in 2013 while the net interest margin decreased from 3.93% for the six months ended June 30, 2012 to 3.66% for the six months ended June 30, 2013.

As was the case for the quarter, the $43,000, or 28.7% decrease in the provision for loan losses for the six months ended June 30, 2013 compared to the six months ended June 30, 2012 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $25,000, or 3.5% increase in non-interest income for the six months ended June 30, 2013 over the comparable period in 2012 was primarily attributable to a $274,000 increase in net gains on the sales of loans and a $123,000 increase in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries.  These increases were offset by a $331,000 decrease in the gains on sale of investment securities, a $32,000 decrease in the gain on the sale of an SBA loan, and a $4,000 increase in loss on the sale of other real estate owned.

The $615,000, or 36.2% increase in non-interest expense for the six months ended June 30, 2013 compared to the same period in 2012 was primarily attributable to a $438,000 increase in salaries and employee benefits expense, a $75,000 increase in occupancy and equipment expense, a $61,000 increase in other expense, a $38,000 increase in professional fees, a $19,000 increase in other real estate owned expense, and a $9,000 increase in advertising expense.  Offsetting these increases was a $30,000 decrease in FDIC deposit insurance expense primarily attributable to a refund of unused prepaid assessment credits.  As was the case with the quarter, the increase in salaries and employee benefits expense for the 2013 period compared to 2012 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations.  The increase in occupancy and equipment expense was primarily related to the move of our Delaware Valley office from 607 Lakeside Office Park, Southampton, PA to a larger facility at 501 Knowles Avenue, Southampton, PA and computer system upgrades. The increase in professional fees was primarily due to costs related to compliance and loan collections.

The $163,000, or 46.7% decrease in the provision for income taxes for the six months ended June 30, 2013 over the six month period ended June 30, 2012 was due primarily to the decrease in pre-tax income as our effective tax rate remained relatively consistent at 37.3% for the 2013 period compared to 38.9% for the comparable period in 2012.

The Company’s total assets at June 30, 2013 were $123.8 million, an increase of $6.4 million, or 5.4%, from $117.4 million at December 31, 2012.  This growth in total assets was primarily due to increases in loans receivable, net of $8.1 million and cash and cash equivalents of $877,000. Offsetting these increases were decreases in loans held for sale of $1.7 million, investment securities available for sale of $516,000, and investment in interest-earning time deposits of $212,000.

Total interest-bearing deposits increased $7.5 million, or 7.7%, to $104.5 million at June 30, 2013 from $97.0 million at December 31, 2012. This increase in deposits was primarily attributable to increases of $4.7 million in certificates of deposit and $3.1 million in eSavings accounts. In addition to funding loan growth, the increase in deposits was used to pay off Federal Home Loan Bank term borrowings in the amount of $1.0 million.

Total stockholders’ equity increased $62,000 to $16.9 million at June 30, 2013 from $16.8 million at December 31, 2012. Contributing to the increase was net income for the six months ended June 30, 2013 of $313,000, amortization of stock awards and options under our stock compensation plans of $60,000, and common stock earned by participants in the employee stock ownership plan of $85,000.  These increases were offset by the purchase of 18,447 shares of the Company’s stock as part of the Company’s stock repurchase programs, for an aggregate purchase price of $281,000, dividends paid of $88,000, and a decrease in accumulated other comprehensive income of $27,000.

Non-performing loans amounted to $1.9 million, or 2.10% of net loans receivable at June 30, 2013, consisting of twenty-one loans, eighteen of which are on non-accrual status and three of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $2.1 million, or 2.54% of net loans receivable at December 31, 2012, consisting of twenty-six loans, seventeen of which were on non-accrual status and nine of which were 90 days or more past due and accruing interest.  The non-performing loans at June 30, 2013 include ten one-to-four family non-owner occupied residential loans, four home equity loans, three commercial real estate loans, three one-to-four family owner-occupied residential loans, and one consumer non-real estate loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended June 30, 2013, three loans were placed on non-accrual status resulting in the reversal of approximately $1,000 of previously accrued interest income, and five loans that were on non-accrual were returned to accrual status.  At June 30, 2013, the Company had seven loans totaling $430,000 that were identified as troubled debt restructurings.  None of these loans were delinquent and were all performing in accordance with their modified terms.  During the quarter ended June 30, 2013, one loan in the amount of $179,000 that was previously identified as a TDR was removed from TDR status as the borrower is current and making regular payments since April 2012. The allowance for loan losses as a percent of total loans receivable was 1.02% at June 30, 2013 and 1.01% at December 31, 2012.

Other real estate owned (OREO) amounted to $187,000 at June 30, 2013, consisting of three properties.  This compares to three properties that totaled $170,000 at December 31, 2012.  During the quarter-ended June 30, 2013, an OREO property that had been collateral for a loan in the amount of $46,000, previously classified as non-accrual, was transferred to OREO.  In conjunction with this transfer, $15,000 of the outstanding loan balance was charged-off through the allowance for loan losses.  Also during the quarter, the Company sold one OREO property and realized a loss of approximately $10,000 on the transaction. For the six months ended, the Company transferred one property into OREO totaling $31,000, made $41,000 of capital improvements to the properties, and sold one property totaling $55,000.  Non-performing assets amounted to $2.1 million, or 1.71% of total assets at June 30, 2013 compared to $2.3 million, or 1.97% of total assets at December 31, 2012.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At June 30, 2013	At December 31, 2012
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$13,277	$12,400
Investment in interest-earning time deposits	7,920	8,132
Investment securities available for sale at fair value	3,478	3,994
Loans held for sale	3,153	4,875
Loans receivable, net of allowance for loan losses (2013: $952; 2012: $860)	92,434	84,291
Accrued interest receivable	678	657
Investment in Federal Home Loan Bank stock, at cost	260	437
Premises and equipment, net	1,670	1,608
Other real estate owned, net	187	170
Prepaid expenses and other assets	712	811
Total Assets	$123,769	$117,375

Liabilities and Stockholders’ Equity
Liabilities
Deposits, interest-bearing	$104,548	$97,038
Federal Home Loan Bank advances	1,000	2,000
Accrued interest payable	75	81
Advances from borrowers for taxes and insurance	991	991
Accrued expenses and other liabilities	256	428
Total Liabilities	106,870	100,538

Stockholders’ Equity	16,899	16,837
Total Liabilities and Stockholders’ Equity	$123,769	$117,375

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Interest Income	$1,552	$1,468	$3,046	$2,903
Interest Expense	435	424	870	875
Net Interest Income	1,117	1,044	2,176	2,028
Provision for Loan Losses	55	79	107	150
Net Interest Income after Provision for Loan Losses	1,062	965	2,069	1,878
Non-Interest Income	399	522	746	721
Non-Interest Expense	1,188	878	2,316	1,701
Income before Income Taxes	273	609	499	898
Income Taxes	100	236	186	349
Net Income	$173	$373	$313	$549

Per Common Share Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.20	$0.42	$0.35	$0.62
Average shares outstanding – basic	886,437	886,437	889,534	883,408
Earnings per share – diluted	$0.19	$0.42	$0.34	$0.62
Average shares outstanding - diluted	926,817	891,204	925,486	888,835

Tangible book value per share, end of period	$17.51	$16.55	$17.51	$16.55
Shares outstanding, end of period	965,374	983,821	965,374	983,821

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	5.15%	5.74%	5.13%	5.62%
Average rate on interest-bearing liabilities	1.64%	1.89%	1.67%	1.94%
Average interest rate spread	3.51%	3.85%	3.46%	3.68%
Net interest margin	3.71%	4.08%	3.66%	3.93%
Average interest-earning assets to average interest-bearing liabilities	113.98%	113.93%	114.29%	114.11%
Efficiency ratio	78.41%	56.07%	79.27%	61.88%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	2.10%	3.56%	2.10%	3.56%
Non-performing assets as a percent of total assets	1.71%	2.64%	1.71%	2.64%
Allowance for loan losses as a percent of non-performing loans	49.02%	33.78%	49.02%	33.78%
Allowance for loan losses as a percent of total loans receivable	1.02%	1.19%	1.02%	1.19%
Texas Ratio (2)	13.17%	18.08%	13.17%	18.08%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

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